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                                                                    EXHIBIT 99.1

For Immediate Release


             ALLAIRE CORPORATION ACQUIRES BRIGHT TIGER TECHNOLOGIES

      ACQUISITION ADVANCES ALLAIRE'S COMMITMENT TO DELIVERING SCALABLE AND
                 RELIABLE ENTERPRISE AND E-COMMERCE APPLICATIONS

CAMBRIDGE, Mass., April 14, 1999 - Allaire Corporation (Nasdaq: ALLR), the industry's leading independent Web application platform vendor, today announced that it has acquired Bright Tiger Technologies, a leading developer of Web application scalability and management technology, for approximately 300,000 shares of common stock. Allaire will account for this transaction as a pooling of interests.

Bright Tiger Technologies provides software that enhances performance, availability and manageability of large-scale Internet sites and Web applications. Bright Tiger's products have been well received within the market generating awards such as the "Product of the Year" award from Network Magazine and the "Net Best" award from Internet Computing.

"Allaire and Bright Tiger have established leadership positions by building products that make our customers more successful on the Web," said JJ Allaire, chairman, Allaire Corporation. "The integration of Bright Tiger and ColdFusion raises the bar for what corporations should expect from a Web application platform."

Allaire added, "The experience of Bright Tiger's engineering team will strengthen our ability to stay ahead of the market's continually increasing demand for Web application scalability and manageability."

"We are very pleased to be joining forces with Allaire," said Kathy Wilde, president and CEO, Bright Tiger Technologies. "Allaire's leadership position in the Web application server market opens up new opportunities for corporations to realize the full power of Bright Tiger's technology."

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" in Allaire Corporation's Registration Statement on Form S-1 filed with the Securities and Exchange Commission (file no. 333-68639), which factors are incorporated herein by reference.

BRIGHT TIGER TECHNOLOGIES

Founded in 1996, Bright Tiger's mission is to enable organizations to build and control highly available, high performance web sites for business-critical applications.




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ABOUT ALLAIRE

Allaire Corporation is the industry's leading, independent Web application platform vendor. The company's products, ColdFusion and HomeSite, are used by an estimated 250,000 developers worldwide to build and deploy a broad range of interactive Web applications and public Internet sites. With a network of over 1,500 partners, including system integrators, consultants, Internet service providers, independent software vendors and complimentary technology vendors, the Allaire Alliance Partner Program delivers integrated Web application development and business solutions to customers around the world. Headquartered in Cambridge, Massachusetts, Allaire Corporation also has offices in Europe and Asia Pacific and can be found on the World Wide Web at WWW.ALLAIRE.COM.

Cold Fusion is a U.S. registered trademark and Allaire and HomeSite are trademarks of Allaire Corp. All other company names, brand names and product names are trademarks of their respective holder (s).





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